Exhibit 99.1

Trex Company Reports First Quarter 2019 Results

– Strong Demand for Trex Decking and Railing Continues –

– Product Mix in Line with Expectations –

– Consolidated and Residential Gross Margins Reflect New Product Start-up Costs; Progressive Gross Margin Improvement Expected Throughout 2019 –

First Quarter Highlights

  Consolidated net sales increased 5% to $180 million
  New product start-up costs and related manufacturing inefficiencies of approximately $10 million in the quarter
  Consolidated gross margin of 38.6%, inclusive of new product start-up impact of approximately 560 bps
  Consolidated earnings per share of $0.54

WINCHESTER, Va.--(BUSINESS WIRE)--April 29, 2019--Trex Company, Inc. (NYSE: TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Results

Consolidated net sales for the first quarter of 2019 were $180 million, reflecting a 5% year-over-year increase. Trex Residential Products net sales increased 7% to $165 million. Trex Commercial Products contributed an additional $14 million, compared to $16 million in the year ago-quarter. Consolidated gross margin was 38.6%, representing gross margins of 40.2% and 20.5%, respectively, from Trex Residential and Trex Commercial. SG&A was $30 million, or 16.8% of sales.

Net income for the first quarter of 2019 was $32 million, or $0.54 per diluted share, compared to $37 million, or $0.63 per diluted share reported for last year’s first quarter.

“First quarter revenue growth was supported by strong demand for both our legacy and new residential decking and railing products, resulting in a product mix that was in line with our expectations. Startup costs and related manufacturing inefficiencies associated with production of our new Enhance Naturals and Basics decking unfavorably impacted residential gross profit by approximately $10 million and significantly reduced our throughput during the quarter. In March, we made a profile change to our Trex Enhance decking board to increase throughput and began to see substantially improved production rates at the end of the quarter. Our capacity was also constrained by two equipment failures at our Nevada facility during the first quarter which resulted in the loss of two production lines for over thirty days each. We will experience reduced throughput in Nevada during the second quarter as well, but we expect the reduced throughput and related expenses to be behind us by the end of June.

“Trex Commercial revenue was consistent with plan, and gross margin showed year-over-year and sequential expansion of 280 and 210 basis points, respectively, thanks to operational and organizational changes that increased efficiencies, and the continued run-off of older contracts,” noted James E. Cline, President and Chief Executive Officer.

Recent Recognitions

  For the 12th consecutive year, Trex was named number one in “brand familiarity,” “brand used most” and “brand used most in the past two years” for the composite/PVC decking category in the 2019 Builder magazine’s annual Brand Use Study.
  Trex Company was honored with Green Builder Media’s 2019 Readers’ Choice Award for manufacturing “greenest” decking.
  According to the recent PRODUCTS Brand Use Survey, Trex® has been named the most preferred decking product among trade professionals, outranking the traditional pressure-treated lumber.

Summary and Outlook

“Market conditions continue to be favorable, demand for Trex decking and railing products remains very strong, and early data indicate that interest in our new Enhance products is robust and broad-based. This supports our expectation that the re-engineered and expanded line of Trex Enhance composite decking has significantly increased the size of our addressable market and will accelerate the conversion from wood. We are focused on increasing production capabilities as we move through 2019, but as we have said previously, Trex Residential margin performance for the first half of 2019 will continue to reflect start-up costs associated with the new product production. We expect gross margin to progressively increase throughout this year, although due to our first quarter results and continued startup costs in the second quarter, we are revising our incremental margin guidance to approximately 40% for full year 2019. Second quarter consolidated gross margin is expected to improve sequentially by approximately 300 basis points.

“Trex continued to execute on its long-term capital allocation priorities in the first quarter and repurchased 125,000 shares for $8.7 million as part of the share buyback program approved by the Board of Directors in February 2018.

“For the second quarter of 2019, we expect consolidated net sales in the range of $195 million to $205 million, as we work toward meeting strong market demand,” Mr. Cline concluded.

First Quarter 2019 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first quarter 2019 results and other corporate matters on Monday, April 29, 2019 at 5:00 p.m. EDT. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call. A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 1Q19 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to, the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches, or other security vulnerabilities; and the impact of upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)

Net sales	$179,571	$171,207

Cost of sales	110,206	94,494

Gross profit	69,365	76,713

Selling, general and administrative expenses	30,166	28,959

Income from operations	39,199	47,754

Interest (income) expense, net	(56)	229

Income before income taxes	39,255	47,525

Provision for income taxes	7,700	10,415

Net income	$31,555	$37,110

Basic earnings per common share	$0.54	$0.63

Basic weighted average common shares outstanding	58,543,478	58,855,156

Diluted earnings per common share	$0.54	$0.63

Diluted weighted average common shares outstanding	58,829,177	59,199,622

Comprehensive income	$31,555	$37,110

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2019	2018
ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$7,907	$105,699
Accounts receivable, net	219,345	91,163
Inventories	50,156	57,801
Prepaid expenses and other assets	13,877	15,562
Total current assets	291,285	270,225
Property, plant and equipment, net	122,492	117,144
Goodwill and other intangibles	74,399	74,503
Operating lease assets	44,251	—
Other assets	3,218	3,250
Total assets	$535,645	$465,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$23,528	$31,084
Accrued expenses and other liabilities	42,647	56,291
Accrued warranty	5,400	5,400
Line of credit	35,000	—
Total current liabilities	106,575	92,775

Operating lease liabilities	38,764	—
Deferred income taxes	2,125	2,125
Non-current accrued warranty	24,934	25,354
Other long-term liabilities	90	1,905
Total liabilities	172,488	122,159

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 70,109,157 and 69,998,336 shares issued and 58,537,485 and 58,551,653 shares outstanding at March 31, 2019 and December 31, 2018, respectively	701	700
Additional paid-in capital	121,592	124,224
Retained earnings	448,497	416,942
Treasury stock, at cost, 11,571,672 and 11,446,683 shares at March 31, 2019 and December 31, 2018, respectively	(207,633)	(198,903)
Total stockholders’ equity	363,157	342,963
Total liabilities and stockholders’ equity	$535,645	$465,122

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Operating Activities
Net income	$31,555	$37,110
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,425	4,765
Stock-based compensation	2,793	2,295
Loss (gain) on disposal of property, plant and equipment	10	(22)
Changes in operating assets and liabilities:
Accounts receivable	(128,182)	(139,643)
Inventories	7,645	(7,928)
Prepaid expenses and other assets	1,214	118
Accounts payable	(7,556)	13,770
Accrued expenses and other liabilities	(27,332)	(18,972)
Income taxes receivable/payable	6,438	10,399

Net cash used in operating activities	(109,990)	(98,108)

Investing Activities
Expenditures for property, plant and equipment	(8,647)	(5,435)
Proceeds from sales of property, plant and equipment	-	24

Net cash used in investing activities	(8,647)	(5,411)

Financing Activities
Borrowings under line of credit	35,000	92,500
Principal payments under line of credit	-	(8,000)
Repurchases of common stock	(14,457)	(8,993)
Proceeds from employee stock purchase and option plans	302	197

Net cash provided by financing activities	20,845	75,704

Net decrease in cash and cash equivalents	(97,792)	(27,815)
Cash and cash equivalents at beginning of period	105,699	30,514

Cash and cash equivalents at end of period	$7,907	$2,699

CONTACT:
Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY PARTNERS
212-750-5800